Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SMTEK International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-02969 and 333-31349) on Form S-3 and the registration statements (Nos. 333-74400, 333-08689, 333-72139, 333-44612, 333-49954, 333-49956 and 333-117579) on Form S-8 of SMTEK International, Inc. of our report dated August 16, 2002, except for the restatement for discontintinued operations as described in the second paragraph of note 3 to the consolidated financial statements, which is as of September 24, 2003, with respect to the consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income (loss) of SMTEK International, Inc. and subsidiaries for the year ended June 30, 2002, which report appears in the June 30, 2004 annual report on Form 10-K of SMTEK International, Inc.

/s/	KPMG LLP

Los Angeles, California
September 2, 2004